EXHIBIT 23.2
CONSENT OF COUNSEL

Ladies and Gentlemen:

We have acted as counsel to Isabella Bank Corporation, a Michigan corporation (the “Corporation”), in connection with the registration under the Securities Act of 1933, as amended, by the Corporation of 500,000 shares of the Corporation’s common stock to be issued to shareholders and employees in connection with the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, as amended, and the related preparation and filing by the Corporation of a Registration Statement on Form S-3, Registration Number 33-249855 and of Post-Effective Amendment No. 1 to Registration Statement Number 333-249855.

We consent to the reference to our firm under the heading “Legal Opinion” in the amended Prospectus that is a part of Post-Effective Amendment No. 1 to Registration Statement Number 333-249855.

/s/ FOSTER, SWIFT, COLLINS & SMITH, P.C.

February 26, 2021